Exhibit 23.1

GRANT THORNTON LLP

Grant Thornton Tower

171 N. Clark Street, Suite 200

Chicago, IL, 60601

D +1 312 856 0200

F +1 312 602 8099

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2022 with respect to the consolidated financial statements and internal control over financial reporting of Manitex International Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Grant Thornton LLP

Chicago, Illinois

August 26, 2022

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.